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                                EXHIBIT 5.1

                  OPINION OF WARNER NORCROSS & JUDD LLP

                  [WARNER NORCROSS & JUDD LLP LETTERHEAD]

                               June 5, 1998



Old Kent Financial Corporation
111 Lyon Street N.W.
Grand Rapids, Michigan 49503

Ladies and Gentlemen:

     We have acted as counsel to Old Kent Financial Corporation, a Michigan corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,500,000 shares of Old Kent's common stock, par value $1.00 per share (the "Common Stock") as described in the Registration Statement of Old Kent on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission.

     In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of Old Kent) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, or certified copies.

     Based on the foregoing, we are of the opinion that the Common Stock, when issued and delivered against receipt by Old Kent of the agreed consideration therefor, will be validly issued, fully paid, and nonassessable, provided that each Business Acquisition (as defined in the Registration Statement) and the related issuance of Common Stock is duly authorized by the Board of Directors of Old Kent, or a duly authorized committee thereof, for consideration determined by the Board of Directors of Old Kent, or committee thereof, to be adequate.

     This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of such shares of Common Stock under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement.

                                   Very truly yours,


                                   Gordon R. Lewis, a Partner